TRITEL

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                                                           FOR IMMEDIATE RELEASE
                                                           January 18, 2001


    TELECORP PCS, INC. ANNOUNCES RECEIPT OF THE CONSENTS SOUGHT IN CONNECTION
     WITH THE PRIVATE OFFERING BY ITS SUBSIDIARY TRITEL PCS, INC. OF SENIOR
                               SUBORDINATED NOTES.

Arlington, Virginia, January 18, 2001, TeleCorp PCS, Inc. (NASDAQ: TLCP) announced today that its subsidiary, Tritel PCS, Inc., received consents from holders of in excess of a majority of its 12 3/4% Senior Subordinated Discount Notes due 2009 to amend the indenture relating to the 12 3/4% Senior Subordinated Discount Notes to allow Tritel PCS to proceed with its proposed private offering of senior subordinated notes. Having obtained the required consents, Tritel PCS intends to complete the private offering of its senior subordinated notes.

ABOUT TRITEL PCS

Tritel PCS is an operating entity and part of TeleCorp PCS, Inc. Tritel PCS markets its PCS services under the SunCom and AT&T brand names and is licensed to provide service to approximately 14 million people in the Southeastern U.S., with contiguous markets in Kentucky, Tennessee, Mississippi, Alabama, Indiana and Georgia. Tritel PCS's regional headquarters are in Jackson, Mississippi, and Tritel PCS employs more than 1,100 people.

More information about Tritel PCS and TeleCorp PCS, Inc. can be found on the web at www.telecorppcs.com and more information about the SunCom service can be found at www.suncom1.com.

Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal and other risks detailed in Tritel PCS, Inc.'s registration statement filed with the SEC on Form S-4, as amended or supplemented (file no. 333-82509). Tritel PCS, Inc. assumes no obligation to update information in this release.


INVESTOR CONTACTS:                        MEDIA CONTACTS:

Jim Morrisey                              Russell Wilkerson
TeleCorp PCS, Inc.                        TeleCorp PCS, Inc.
703-629-6668 (PCS)                        703-625-2069 (PCS)
703-236-1136 (Office)                     703-236-1292 (Office)

John Nesbett/Mary Ellen Adipietro
Lippert/Heilshorn & Associates
212-838-3777